Exhibit 10.24

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 19, 2007, by and among LEAF FUNDING, INC., a Delaware corporation, LEAF FINANCIAL CORPORATION, a Delaware corporation, and LEAF COMMERCIAL FINANCE CO., LLC, a Delaware limited liability company (collectively, the “Buyer,” and whose obligations hereunder shall be joint and several); and PACIFIC CAPITAL BANK, N.A., a national banking association (“Seller”). Capitalized terms used, but not defined, in this Agreement shall have the meaning ascribed thereto in Appendix A attached hereto.

WHEREAS, Seller, among other business activities, is engaged in the Business;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets of Seller relating to the Business, on the terms set forth herein; and

WHEREAS, Buyer has agreed to assume certain specific liabilities related to such assets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall irrevocably sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, all of Seller’s right, title and interest in and to all of the following (collectively, the “Assets”):

(a) all lease agreements or other contracts for use, conditional sale, loan or financing entered into or acquired by Seller as part of the Business, as a lessor, lender or financier, that, are set forth on Schedule 1(a) (which schedule shall be provided in the form of a read-only computer disc containing a file identifying all such leases, and a separate file identifying the Performing Leases) (each a “Lease” and collectively, the “Leases”);

(b) all right, title and interest that Seller has in the Subject Equipment, collateral, Related Property or Residual Value with respect to each Lease (subject, however, to the possessory rights of lessee therein) and any other collateral that secures the obligation of a lessee under each Lease;

(c) all Contract Files pertaining to each Lease;

(d) the rights of Seller with respect to all lease transactions that have been approved, but for which no lease has been finally executed as of the Record Date, as set forth on Schedule 1(d) (which shall be in the form of a read-only computer disc, and need not be updated as of the Closing Date) (the “Backlog”);

(e) all of Seller’s rights under any existing Customer agreement relating to any Leases or the Backlog;

(f) all of Seller’s intangible rights and property associated exclusively with the Business (but excluding anything that is also used in any part of the Seller’s business, other than the Business), including but not limited to, all trademarks, patents, copyrights, other intellectual property used exclusively in the Business, going concern value, goodwill, telephone numbers, facsimile numbers, processes, business and product names (if any), trade secrets (if any), industrial models, designs, methodologies, technical information, and know-how relating to the origination and servicing of the Leases, but excluding (i) trade names, logos, slogans, (ii) licenses to software that are not by their terms transferable and (iii) telephone numbers, facsimile numbers and post office boxes other than those listed on Schedule 1(f);

(g) all rights of Seller in guaranties, collateral accounts, security deposits and other collateral posted by any person in connection with the Leases;

(h) those items of equipment, furniture, computer hardware and software, leasehold improvements, fixtures and other tangible personal property listed on Schedule 1(h);

(i) all books, records and other documents and information related to the Business or the Assets, including all Customer, prospect, third party originator and distributor lists, sales literature, price lists, quotes and bids, promotional programs, product catalogs and brochures, inventory records, product data, purchase orders and invoices, sales orders and sales order log books, commission records, Customer information, correspondence (but excluding any such items that relate to the business of Seller other than the Business, and excluding any internal analyses by Seller with respect to its decision to sell the Business) and all personnel records and other records of Seller related to its employees set forth on Schedule 1(i) to the extent their transfer is permitted by law;

(j) all insurance benefits related to the Leases and the Subject Equipment, including rights and proceeds, arising from or relating to the Assets or Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement; and

(k) all claims of Seller against third parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including equipment warranties and those claims set forth on Schedule 1(k), but excluding any claims for reimbursement of taxes advanced or tax refunds that relate to periods before the Closing and claims relating to Excluded Assets and Retained Liabilities.

Any other assets not set forth in this Section 1 shall remain the property of Seller (the “Excluded Assets”).

2. Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Buyer hereby assumes and agrees to pay, perform, discharge or otherwise satisfy in accordance with their respective terms, all of the Assumed Liabilities. Buyer shall not assume the Retained Liabilities.

3. Purchase Price. The purchase price of the Assets shall be an amount equal to the sum of (i) 104.7643% of the Net Investment in the Performing Leases, as of the Record Date, which will be reflected on the Closing Date Report, (ii) 104.7643% of the Net Investment in any Leases that are originated between the Record Date and the Closing Date and (iii) accrued interest on the amounts in (i) and (ii), calculated at the weighted average effective yield of the Performing Leases from the Record Date to the date of payment, and (iv) $2,000,000 (the “Purchase Price”).

4. Closing. The Closing will take place at the offices of Seller’s counsel at 11355 West Olympic Boulevard, Los Angeles, California, commencing at 10:00 a.m. (local time) on the later of (a) June 22, 2007 or (b) the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, unless Buyer and Seller otherwise agree (the “Closing Date”).

5. Closing Obligations.

(a) Deliveries by Seller. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing (unless otherwise specified below, and except to the extent waived by Buyer), Seller shall deliver to Buyer:

(i) the Closing Date Report, to be delivered at least three business days prior to the Closing Date;

(ii) a Bill of Sale executed by a duly authorized officer of Seller;

(iii) an Interim Servicing Agreement executed by a duly authorized officer of Seller;

(iv) a bailment agreement (the “Bailment Agreement”) with respect to the Contract Files, in form acceptable to both parties, executed by a duly authorized officer of Seller;

(v) a legal opinion of Seller’s counsel in form and substance reasonably acceptable to Buyer, in the form attached hereto as Exhibit A;

(vi) a good standing certificate for Seller, issued by the United States Office of the Comptroller of the Currency, dated not more than thirty (30) days prior to the Closing Date;

(vii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing Date, attached copies of its Governing Documents and certifying and attaching all requisite resolutions or actions of Seller approving the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing each of the Transaction Documents;

(viii) a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 6 and as to its compliance with and performance of its covenants and obligations to be performed or complied with on or before the Closing Date in accordance with Section 8; and

(ix) such other deeds, bills of sale, assignments, certificates of title, other instruments of transfer and conveyance and other documents or certificates as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by a duly authorized officer of Seller.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller (except to the extent waived by Seller):

(i) an amount in cash equal to (A) the portion of the Purchase Price described in clauses (i) and (iv) of Section 3(a) and the interest thereon pursuant to clause (iii) of Section 3(a), plus (B) all property taxes on the Leases or Subject Equipment that have been advanced by Seller and not yet collected from the lessees as of the Record Date, less (C) security deposits, and less (D) any booked but undisbursed lease fundings, and less (E) property taxes on the Leases or Subject Equipment that have been received from lessees (or former lessees) as of the Record Date, and not yet remitted, as reflected in a closing schedule, in the form of Schedule 5(b), and less (F) $62,500, in payment of Seller’s share of the Hart-Scott-Rodino Act filing fee, as agreed by the parties, which amount shall be payable by wire transfer to the account that is identified by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(ii) a certificate of the Secretary of each Buyer certifying, as complete and accurate as of the date hereof, attached copies of the Certificate of Incorporation and Bylaws of such Buyer and certifying and attaching all requisite resolutions or actions of such Buyer’s boards of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and certifying to the incumbency and signatures of the officers of such Buyer executing this Agreement and any other document required to be delivered by such Buyer hereunder;

(iii) a duly executed copy of the Interim Servicing Agreement;

(iv) the Bailment Agreement, executed by a duly authorized officer of Buyer;

(v) a good standing certificate for each Buyer, issued by the state in which each Buyer is incorporated, dated not more than thirty (30) days prior to the Closing Date; and

(vi) such other documents and instruments as may reasonably be requested by Seller, each in form and substance satisfactory to Seller and its legal counsel and executed by a duly authorized officer of Buyer.

(c) Post-Closing Payments. In addition, if and to the extent that any Leases are originated between the Record Date and the Closing Date, then no later than fifteen (15) days after the Closing Date, Buyer shall pay to Seller an amount in cash equal to the portion of the Purchase Price described in clause (ii) of Section 3(a) and the interest thereon pursuant to clause (iii) of Section 3(a).

6. Representations and Warranties of Seller. Seller makes the representations and warranties to Buyer set forth in this Section 6. Except as set forth in the next sentence, these representations and warranties are true and correct as of the date hereof and shall be true and correct as of the Closing Date. Notwithstanding the foregoing, representations and warranties with respect to the Leases are true and correct as of the date hereof and shall be true and correct as of (i) the Record Date and (ii) except for such changes as shall be set forth in amended Schedules to this Agreement (which will be delivered to the Buyer not later than three (3) Business Days following the Closing Date) and which will not in the aggregate materially adversely affect the Assets as a whole or the financial condition, results of operation or business of the Business, as of the Closing Date.

(a) Organization. Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Leases. Seller is not required to be qualified to do business as a foreign corporation under the laws of any state or other jurisdiction in order to conduct its business.

(b) Authority. Seller has taken all action necessary to approve the Transaction Documents and the transactions contemplated thereby. Seller has all requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under the Transaction Documents. This Agreement has been duly authorized, executed and delivered and, prior to the Closing, the other Transaction Documents will have been, duly authorized and at Closing will be duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitute or (with respect to the Transaction Documents other than this Agreement) will at Closing constitute, the legal, valid and binding obligations of Seller, enforceable in accordance their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally.

(c) No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated in the Transaction Documents will, directly or indirectly (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii) give any Governmental Authority or other Person the right to prevent any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any order of any Governmental Authority to which Seller, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business, it being understood that no representation is being made as to the licensing requirements that may apply to Buyer as owner and operator of the Business after the Closing;

(iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Lease or any of the Backlog; or

(v) result in the imposition or creation of any Lien upon or with respect to any of the Assets, other than such equitable Lien as may run in favor of Buyer as a result of this Agreement.

(d) Title. Seller owns good and transferable title to all of the Assets free and clear of any Liens other than those described on Schedule 6(d). Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Liens, other than, in the case of Subject Equipment, the Lien of the Leases themselves, and also subject to those other Liens described on Schedule 6(d).

(e) Financial Information. The Closing Date Report will be in accordance with Seller’s records and will accurately present the net book value of the Leases as of the Record Date. In preparing the Closing Date Report, Seller will not change its accounting practices or methodologies from those used in the preparation of any previous reports provided to Buyer. Since May 1, 2007, there has been no material adverse change to the Assets or the Business as a whole, or the financial conditions or operations of the Business, except (a) as of the date hereof, as set forth on Schedule 6(e), and (b) as of the Closing Date, as set forth on an updated Schedule 6(e) delivered at the Closing.

(f) Taxes. Other than as set forth on Schedule 6(f), Seller has filed all United States federal income tax returns and all other tax returns (including, but not limited to, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, and property taxes) which are required as of the date hereof to be filed by them, or otherwise obtained appropriate extensions to file, and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by Seller, except such Taxes that are (i) being contested in good faith by appropriate proceedings and (ii) are set forth on Schedule 6(f) attached hereto. Seller will file all such tax returns when due, and pay all Taxes due pursuant to such returns, for all periods that include the date hereof. No Tax lien has been filed and, to the knowledge of Seller, no claim is being asserted with respect to any such Tax, fee or other charge.

(g) Approvals. Other than as set forth on Schedule 6(g), no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by Seller of the Transaction Documents or for the validity or enforceability hereof or thereof.

(h) Leases.

(i) No Performing Lease as of the date hereof is, nor as of the Record Date will be a Past Due Lease, a Suspended Lease, or a Lease that is subject to any pending repossession action or as to which Seller has received a notice of an event that is, or with notice and/or lapse of time is likely to constitute, a material default or of any claim by a lessee or guarantor of a right of offset or counterclaim (as referenced in Section 6(h)(x) and identified on Schedule 6(h)(x)).

(ii) Each Lease (other than a Charged-Off Lease) is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between any of Seller and the lessees or transferees under any Lease which are not set forth therein or in a written agreement included in the Contract File relating to such Lease. The entries made on Seller’s system and on the Closing Date Report with respect to each Lease (other than a Charged-Off Lease) are consistent with the Contract Files relating thereto. Each such Lease and any Contract Files pertaining thereto shall be supplied by Seller to Buyer as promptly as possible but in any event at the Closing Date.

(iii) No payments required to be made under any Lease have been paid in advance of the due dates thereof except for payments reflected in the amount of the related Lease receivable as shown in the Records.

(iv) Seller has not acted, or failed to act, in a manner which would materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any Performing Lease.

(v) Seller has properly prepared and filed Financing Statements for each Lease (other than a Charged-Off Lease) that was over $25,000 at the time of origination, and each such Financing Statement is current.

(vi) Each Lease (and any related guarantees) is and will continue to be after the date hereof a valid, binding and enforceable, non-cancelable obligation of the lessee thereunder (and guarantors thereof, if any) in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally. Each of such lessees and any guarantor is a bona fide party thereto and, to the knowledge of Seller, had the requisite legal capacity to enter into the respective agreements to which it is a party as of the time it entered into those agreements.

(vii) The property that is the subject of each Performing Lease has been delivered to the lessee thereunder, and accepted by such lessee.

(viii) Seller has absolute, complete and indefeasible title to the property subject to each Performing Lease (or a duly perfected first-lien security interest in the property subject to such Performing Lease) and all sums due thereunder, free and clear of any and all Liens or claims of any Person (other than the lessee under the Performing Lease itself). The supplier or vendor of said property has received payment in full for said property.

(ix) Seller is not in material breach of any obligation under any of the Performing Leases.

(x) Other than as set forth on Schedule 6(h)(x), Seller has received no notice of any event which is, or with notice and/or lapse of time is likely to constitute, a material default under any Performing Lease or of any claim by a lessee or guarantor of a right of offset or counterclaim.

(xi) None of the Performing Leases is a Past Due Lease or has a lessee who is or has been subject to an Insolvency Event. No Performing Lease that would otherwise be a Past Due Lease has been restructured, and no agreements to defer, or change the schedule of, any payments due under any Performing Lease have been made within such time period.

(xii) Each Performing Lease has a corresponding Contract File, and each Contract File includes proof of payment (either by copies of canceled checks or confirmations of wire transfers or by such other evidence, all as shall be satisfactory to Buyer in its sole discretion) for the Subject Equipment underlying each Performing Lease.

(xiii) The descriptions of each Performing Lease set forth on Schedule 1(a) are, and on the Closing Date Report will be, properly coded with respect to each of the following items of data: (a) the number of payments remaining, (b) the periodic payment amount, (c) the security deposit amount, (d) the end of lease disposition, (e) the Residual Value or the Final Contractual Payment.

(xiv) Except as set forth on Schedule 6(h)(xiv), the final payment on each Performing Lease is a contractual obligation and not an optional payment.

(xv) All payment obligations by any lessee pursuant to each Performing Lease are due to the Seller, and no payments are due to any third party originator. No Performing Lease requires any current or future payment to a third party originator.

It is understood that Buyer’s acquisition of the Charged-Off Leases is on an as-is, where-is basis. It is further understood that the sole remedy for any breach of the representations and warranties with respect to any Lease other than a Performing Lease shall be monetary damages, and that the aggregate amount of all such damages shall be limited to a maximum of $200,000 for all such breaches.

(i) Compliance. Seller operates the Business in compliance with all applicable federal and state statutes and all governmental regulations. There are no existing violations, orders, claims, citations, penalty assessments, orders, investigations or proceedings affecting the Assets or the Business.

(j) Litigation. Except as set forth on Schedule 6(j), there is no action, suit or proceeding pending or, to the knowledge of any Seller, threatened against or affecting the Business or all or any portion of the Assets, in any court or before or by any Governmental Authority. To the knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any action, suit or proceeding affecting the Business. Seller is not in default with respect to any order of any court, Governmental Authority or agency or arbitration board or tribunal pertaining to the Business.

(k) Assignability of Relationships. Except as set forth on Schedule 6(k), all of Seller’s written Customer relationships with respect to the Performing Leases are assignable to Buyer without notice to or consent of any Person. Seller shall use its Best Efforts to, as promptly as practicable but in no event later than the Closing Date, obtain consents and give notices, to the extent that any are required, in order to assign all such Customer relationships to Buyer at the Closing.

(l) Brokers. Except for The Alta Group, LLC, whose fee will be paid by Seller out of the proceeds of the Contemplated Transactions, no Person is entitled to any finder’s fee, brokerage commission or similar payment by Seller in connection with or arising out of the Contemplated Transactions.

(m) No Misstatements or Omissions. These representations and warranties, the information disclosed in the schedules and exhibits hereto and the certificates and other documents delivered by Seller pursuant to this Agreement, when considered together and in light of one another, do not contain any untrue statement of material fact with respect to the Assets or the Assumed Liabilities or omit to state a material fact necessary to make the statements contained herein not misleading. There is no fact of which Seller is aware with respect to the Assets or the Assumed Liabilities or the Business that Seller has not disclosed in writing to Buyer, the existence of which would have a material adverse effect on the Assets, considered as a whole.

(n) Bulk Sales Compliance. The sale of the Assets by Seller to Buyer pursuant to this Agreement will not violate any bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Authority. Buyer has taken all action necessary to approve the Transaction Documents and the transactions contemplated thereby. Buyer has all requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under the Transaction Documents. This Agreement has been duly authorized, executed and delivered and, prior to the Closing, the other Transaction Documents will have been, duly authorized and at Closing will be duly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitute or (with respect to the Transaction Documents other than this Agreement) will at Closing constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally.

(c) No Breach. Except as set forth on Schedule 7(c), neither the execution and delivery of the Transaction Documents, nor compliance with the terms and provisions thereof, will conflict with or result in a breach of, or require any consent which has not been obtained as of the date hereof under the charter or by-laws of either Buyer, or any governmental requirement, or any agreement or instrument to which either Buyer is a party or by which it is bound, or constitute a default under any such agreement or instrument.

(d) Approvals. Other than as set forth on Schedule 7(d), no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by either Buyer of the Transaction Documents or for the validity or enforceability thereof.

(e) Previously Approved Agreements. Buyer shall enter into agreements with lessees of the Backlog provided such lessees continue to meet all requirements set forth in the applicable approval letter and such agreement or lease was approved by Seller in accordance with the Policies and Procedures.

(f) Payment of Purchase Price. Buyer has access to sufficient funds with which to pay the Purchase Price on the Closing Date.

8. Covenants of Seller Prior to Closing.

(a) Access and Information. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer reasonable access, during regular business hours, to Seller’s personnel, properties, and Records for the purpose of preparing for the transfer, and understanding the Business, and (b) afford Buyer access to the InfoLease and Shaw System Data Disks for the purpose of confirming data ascertained by Buyer during its due diligence; such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and does not violate applicable labor and employment laws; and (c) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s understanding of the Business and the Assets.

(b) Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall, except as otherwise directed by Buyer in writing:

(i) conduct the Business only in the Ordinary Course of Business consistent with the Policies and Procedures;

(ii) use its Best Efforts to preserve intact the current business organization of the Business, keep available the services of the officers, employees and agents of the Business and maintain the relations and good will of the Business with suppliers, Customers, landlords, creditors, employees, agents and others having business relationships with it (it being understood, however, that the Seller has heretofore informed some employees of the availability of positions in other parts of Seller’s business, and to the extent that such opportunities were communicated prior to May 24, 2007);

(iii) confer with Buyer prior to implementing operational changes of a material nature with respect to the Business;

(iv) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Business;

(v) keep in full force and effect, without amendment, all material rights relating to the Business;

(vi) comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of the Business;

(vii) continue in full force and effect all material insurance coverage pertaining to the Business under its existing policies or substantially equivalent policies;

(viii) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(ix) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business; and

(x) notify Buyer prior to initiating any new Lease pertaining to equipment having a purchase price in excess of $500,000.

(c) Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the Assets or the Business; (b) make any modification to any Lease except in the ordinary course of business, or in any Governmental Authorization; (c) initiate any new Lease that (i) does not have a credit-risk rating of five or better pursuant to the Policies and Procedures, or (ii) does not have an interest yield of seven percent or higher, calculated based on the cost to originate such Lease and acquire the Subject Equipment; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

(d) Required Approvals. Seller has made, or as promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Seller and Buyer shall cooperate with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions, provided, however, that Seller shall not be required to dispose of or make any change to its business, expend any material funds or incur any other unreasonable burden in order to comply with this Section 8(d). Seller also shall cooperate with Buyer in obtaining all necessary consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

(e) Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. During the same period, Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10 impossible or unlikely.

(f) No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 12, the Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any sale, disposition, merger, business combination or other similar transaction with respect to the Business or the Assets. Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness. It is understood, however, that this Section 8(f) shall not prohibit Seller or The Alta Group, LLC from communicating with entities that have executed confidentiality agreements with Seller prior to May 23, 2007 that the Contemplated Transactions are in process and that they preclude negotiation with any other potential purchaser.

(g) Best Efforts. Seller shall use its Best Efforts to cause the conditions in Sections 10 and 11(c) to be satisfied.

9. Covenants of Buyer Prior to Closing.

(a) Required Approvals. Buyer has made or, as promptly as practicable after the date of this Agreement, shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate with Seller with respect to all filings Seller shall be required by Legal Requirements to make, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other unreasonable burden in order to comply with this Section 9(a).

(b) Best Efforts. Buyer shall use its Best Efforts to cause the conditions in Sections 11 and 10(c) to be satisfied.

10. Conditions Precedent of Buyer’s Obligation to Close Transaction. Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) Accuracy of Representations

(i) Each of Seller’s representations and warranties in this Agreement that does not contain an express materiality qualification shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (subject, however, to updates in the case of scheduled items).

(ii) Each of Seller’s representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made (subject, however, to updates in the case of scheduled items).

(b) Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(c) Consents. Each of the consents identified on Schedule 10(c) attached hereto shall have been obtained and shall be in full force and effect.

(d) Additional Documents. Seller shall have caused the documents and instruments required by Section 5(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(i) The articles of association and all amendments thereto of Seller, duly certified as of a recent date by the United States Office of the Comptroller of the Currency;

(ii) A Contract File for each Lease (which may be held by Seller for Buyer pursuant to the Bailment Agreement);

(iii) Releases of all Liens on the Assets in favor of any Person other than Seller, and assignments of all Liens in favor of Seller to Buyer, including without limitation, all necessary amendments to Financing Statements and transfer of title in motor vehicles;

(iv) Certificates dated as of a date not earlier than the 30th business day prior to the Closing as to the good standing of Seller; and

(v) Such other documents as Buyer may reasonably request for the purpose of: (w) evidencing the accuracy of any of Seller’s representations and warranties; (x) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller; (y) evidencing the satisfaction of any condition referred to in this Section 10; or (z) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(e) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Seller or Buyer any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

11. Conditions Precedent of Seller’s Obligation to Close Transaction. Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(a) Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

(b) Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

(c) Consents. Each of the consents identified in Schedule 11(c) shall have been obtained and shall be in full force and effect.

(d) Additional Documents. Buyer shall have caused to be delivered (or tendered subject only to Closing) to Seller such documents as Seller may reasonably request for the purpose of: (w) evidencing the accuracy of any of Buyer’s representations and warranties; (x) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (y) evidencing the satisfaction of any condition referred to in this Section 11; or (z) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(e) No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Seller or Buyer any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

12. Termination.

(a) Termination Events. By notice given prior to or at the Closing, subject to Section 12(b), this Agreement may be terminated as follows:

(i) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer or, prior to notice of termination from Buyer, been cured by Seller;

(ii) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller or, prior to notice of termination from Seller, been cured by Buyer;

(iii) by Buyer if any condition in Section 10 has not been satisfied as of the date specified for Closing in the first sentence of Section 4 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(iv) by Seller if any condition in Section 11 has not been satisfied as of the date specified for Closing in the first sentence of Section 4 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(v) by mutual consent of Buyer and Seller;

(vi) by Buyer if the Closing has not occurred on or before July 31, 2007 (or August 31, 2007 in the event the applicable waiting period under the HSR Act has not expired or been terminated by July 24, 2007), or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement; or

(vii) by Seller if the Closing has not occurred on or before July 31, 2007 (or August 31, 2007 in the event the applicable waiting period under the HSR Act has not expired or been terminated by July 24, 2007), or such later date as the parties may agree upon, unless the Seller is in material breach of this Agreement.

(b) Effect of Termination. Each party’s right of termination under Section 12(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12(a), all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 12(b) and Section 18 (except for those in Section 18(k)) will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

13. Additional Covenants.

(a) Payment of All Taxes Resulting From Sale of Assets by Parties. Each party hereto shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, to the extent that such Taxes are imposed on such party by Legal Requirements.

(b) Payment of Other Retained Liabilities. If the failure to make any payments with respect to the Retained Liabilities will impair Buyer’s use or enjoyment of or title to the Assets or conduct of the Business, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and Seller shall reimburse Buyer for such amounts.

(c) Reports and Returns. Each party hereto shall timely prepare and file such reports and returns required by Legal Requirements relating to the Business, with respect to the period of time during which that party owned the Business.

(d) Assistance in Proceedings. The parties will cooperate with each other and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction involving the Business.

(e) Noncompetition, Non-solicitation and Non-disparagement.

(i) Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, other than through an entity with which Seller engages in a merger or acquisition transaction and that already includes such a business at the time of the merger or acquisition, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the third party origination business of equipment leases or financings of the size and for the equipment of the types for which Seller, as part of the Business, currently extends leases or financings (“Competing Business”). Notwithstanding the foregoing, nothing herein shall prevent Seller from acquiring, being acquired by or merging with another business that includes equipment leasing as part of its larger business.

(ii) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller shall not:

a. solicit the equipment leasing or equipment financing business of any Person who is a third-party vendor or broker of such business;

b. cause, induce or attempt to cause or induce a third-party vendor or broker of equipment leasing business to cease doing business with Buyer, or in any way interfere with its relationship with Buyer;

c. cause, induce or attempt to cause or induce a third-party vendor or broker of equipment leasing business who has referred to Seller such business that is on the books of the Business on the Closing Date, or was on the books of the Business within the year preceding the Closing Date, to cease doing business with Buyer, or in any way interfere with its relationship with Buyer; or

d. solicit for employment any employee of Buyer, or any Person set forth on Schedule 1(i), or in any way interfere with the relationship between Buyer and any of its employees, or any Person set forth on Schedule 1(i).

(iii) Nondisparagement. After the Closing Date, Seller will not disparage the Business, Buyer, Buyer’s business or any of Buyer’s shareholders, directors, officers, employees or agents. After the Closing Date, Buyer will not disparage Seller, Seller’s business or any of Seller’s shareholders, directors, officers, employees or agents.

(iv) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 13(e) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 13(e)(iv) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 13(e)(iv) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller. The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 13(e)(iv) would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

(f) Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with Customers, employees, licensors, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Leases. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing. Except for any third party equipment leasing or equipment financing origination business in the nature of the Business, nothing in this section shall require Seller to refer business to Buyer or preclude Seller from doing business with, or referring business to, other leasing companies.

(g) Retention and Access to Records. After the Closing Date, Buyer shall retain for a period of not less than five (5) years, or such longer period as is consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller reasonable access thereto, during normal business hours and on at least five days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer reasonable access to Records that are Excluded Assets and pertain to the Business, if any, during normal business hours and on at least five days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

(h) Access to Premises. Until the termination of the Interim Servicing Agreement, Seller shall permit Buyer to access the premises of Seller to the extent necessary for Buyer to exercise its rights and discharge its obligations under the Interim Servicing Agreement, subject to the limitations and restrictions stated in the Interim Servicing Agreement.

(i) Amendments of Financing Statements; Transfer of Motor Vehicle Title. Seller shall cooperate reasonably and provide assistance to Buyer to amend any Financing Statements and transfer title in any motor vehicles that are the subject of a Lease.

(j) Transfer of Electronic Files. Seller shall cooperate with Buyer in the export of any electronic records and data files pertaining to any Leases from the Seller’s systems to the Buyer’s systems.

(k) Further Assurances. Subject to the provisions in Sections 8(d) and 9(a), the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. If Seller receives any payments on, with respect to or arising out of the Leases, Seller shall forward such payments to Buyer promptly and no less frequently than weekly, either by endorsing and delivering the check or by depositing the check and delivering a bank check or wire transfer in an equivalent amount. If Buyer or an Affiliate of Buyer determines that it is required to prepare audited financial statements with respect to the Business pursuant to Regulation S-X of the Securities and Exchange Commission, then Seller shall cooperate with Buyer and provide Buyer with such information as Buyer shall reasonably request to enable Buyer to prepare such financial statements. The cost of preparing such financial statements shall be borne entirely by Buyer, and Buyer shall reimburse to Seller all out-of-pocket expenses and such internal costs as Seller reasonably allocates for its employees’ time and overhead incurred by Seller in providing such cooperation and information, but as to such internal costs only to the extent that they exceed $5,000 in the aggregate.

(l) Taxes with Respect to Leases. Following the Closing, if Buyer receives any notice of unpaid property, sales or use taxes that were due prior to the Closing, but are alleged to be unpaid, Buyer shall promptly notify Seller, and Seller shall have the right and obligation of dealing with the taxing authority with respect to such allegations, and the obligation to pay such taxes (including any interest or penalties) if and to the extent that funds were collected from the lessee to cover such taxes. If and to the extent such taxes are owing, but Seller did not collect funds from the lessee to cover such taxes, Buyer shall cooperate with Seller in collecting such taxes (including any interest or penalties) from the lessee or causing the lessee to pay such amounts directly to the taxing authority. Notwithstanding the foregoing sentence, in the event the lessee does not pay such amounts to the taxing authority, Seller shall be liable for the payment of all such amounts owed to such taxing authority, and Seller shall thereupon be subrogated to the rights of Buyer to collect such amounts from the lessee.

(m) Notice to Third Parties. As soon as practicable following the Closing, Buyer shall file notices in all applicable governmental jurisdictions in which financing statements or titles are of record with respect to the Leases or Subject Equipment, as to the change in ownership of such Assets. It is understood however, that in some instances this is the date on which the next tax filings are required to be filed in such jurisdictions.

(n) Assignment of Additional Leases. If any leases or loans are funded by Seller in the time period from the day after the Record Date until the Closing Date, and such leases or loans otherwise meet all of the requirements set forth in this Agreement for a Lease, then Buyer shall pay Seller 104.7643% of the Net Investment in such Lease, and immediately upon receipt of such payment, Seller shall assign such lease or loan to Buyer and such lease or loan shall become a “Lease” for purposes of this Agreement as if it had been listed on Schedule 1(a).

(o) Allocation of Purchase Price. Within thirty (30) days from the Closing Date, Seller and Buyer shall agree in writing on the allocation of the Assets and Assumed

Liabilities (the “Allocation”). Buyer and Seller agree to file Internal Revenue Service Form 8594 in accordance with the agreed upon Allocation and that no position inconsistent with the Allocation shall be taken by any party hereto before any Governmental Authority.

14. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement will survive (a) until the fifth anniversary of the Closing Date with respect to the representations and warranties contained in Sections 6 and 7, except for any representations and warranties related to Taxes, which shall survive until the expiration of the relevant statute of limitations; (b) until the fifth anniversary of the Closing Date with respect to Section 13(e); and (c) in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part after the date hereof until the fourth anniversary hereof, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (c) will continue to survive if a Claim Notice shall have been timely given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

15. Indemnification. Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and Affiliates, and Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents and Affiliates, from any Loss or Losses arising out of or by reason of any breach of any of Seller’s, on the one hand, and Buyer’s, on the other hand, covenants, representations and warranties set forth herein. In addition, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and Affiliates from any Losses arising out of the Retained Liabilities or the Excluded Assets. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents and Affiliates from any Losses arising out of the Assumed Liabilities or Assets, arising out of events occurring after the date hereof.

16. Method of Asserting Claims. All claims for indemnification by any indemnified party hereunder will be asserted and resolved as follows:

(a) In the event of any Third Party Claim, the indemnified party shall deliver written notification thereof to the indemnifying party with reasonable promptness, enclosing a copy of all papers served, if any, and specifying the nature of the Third Party Claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Third Party Claim (a “Claim Notice”). The indemnifying party will notify the indemnified party as soon as practicable, but in any case within 30 days of receipt of a Claim Notice (the “Dispute Period”), whether the indemnifying party disputes its liability to the indemnified party and whether the indemnifying party desires, at its sole cost and expense, to defend the indemnified party against such Third Party Claim.

(b) If the indemnifying party notifies the indemnified party within the Dispute Period that the indemnifying party desires to defend the indemnified party with respect to the Third Party Claim, then the indemnifying party will have the right to defend, with counsel reasonably satisfactory to the indemnified party, at the sole cost and expense of the indemnifying party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the indemnifying party to a final conclusion or will be settled at the discretion of the indemnifying party (but only with the consent of the indemnified party in the case of any settlement that provides for any relief other than the payment of monetary damages).

(c) If the indemnifying party fails to notify the indemnified party within the Dispute Period that the indemnifying party desires to defend the Third Party Claim, or if the indemnifying party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the indemnifying party fails to give any notice whatsoever within the Dispute Period, then the indemnified party will have the right to defend, at the sole cost and expense of the indemnifying party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnified party in a reasonable manner and in good faith or will be settled at the discretion of the indemnified party.

(d) If the indemnifying party notifies the indemnified party that it does not dispute its liability to the indemnified party with respect to the Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a reasonable period of time, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(e) In the event any indemnified party has a claim against any indemnifying party that does not involve a Third Party Claim, the indemnified party shall deliver a Claim Notice with reasonable promptness to the indemnifying party. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such Claim Notice or fails to notify the indemnified party within the Dispute Period whether the indemnifying party disputes the claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a reasonable period of time, such dispute shall be resolved by litigation in a court of competent jurisdiction.

17. Notices. All notices and other communications hereunder shall be in writing, hand delivered or sent by express mail service or via facsimile, to the addresses or facsimile numbers set forth below (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby):

If to Buyer:

LEAF Financial Corporation

1818 Market Street

Philadelphia, Pennsylvania 19103

Attn: Crit DeMent

Fax No.: (215) 640-6363

and Attn: Miles Herman

Fax No.: (215) 640-6330

with a copy to:

Ledgewood

1900 Market Street

Philadelphia, Pennsylvania 19103

Attn: J. Baur Whittlesey, Esquire

Fax No.: (215) 735-2513

If to Seller:

Pacific Capital Bank, N.A.

1 South Los Carneros Road

Goleta, California 93117

Attn: Frederick W. Clough, General Counsel

Fax No.: (805) 882-3856

with a copy to:

Manatt, Phelps & Phillips, LLP

695 Town Center Drive

Costa Mesa, California 92626

Attn: Ellen R. Marshall, Esquire

Fax No.: (714) 371-2550

18. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by the law of the State of California, and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

(b) Entire Agreement; Amendments. This Agreement, and the Transaction Agreements set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

(c) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

(d) Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

(e) Captions. The captions used in this Agreement are for convenience of reference only and shall not be considered in the interpretation of the provisions hereof.

(f) No Construction Against Draftsmen. The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

(g) Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay the expenses incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement, including but not limited to, expenses in connection with the preparation, authorization, execution and performance of this Agreement and all fees and expenses of such party’s brokers, finders, agents, representatives, counsel and accountants. Notwithstanding the foregoing, Buyer and Seller will each pay one-half of the HSR Act filing fee.

(h) Knowledge. Certain of the representations and warranties in this Agreement are made “to the knowledge” of Seller. Such phrase shall mean either (i) the actual knowledge of any individual set forth on Schedule 18(h); or (ii) any knowledge which such persons should have known had they acted in the ordinary course of business.

(i) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder may be assigned by any party without the consent of the other parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder), and (c) make a collateral assignment of its rights hereunder to its lender(s). In the event of an assignment or designation pursuant to clauses (a) or (b) of the prior sentence prior to the Closing Date, any documents to be delivered by Seller or Buyer pursuant hereto shall be appropriately modified to give effect to such assignment or designation.

(j) Waiver of Jury Trial. THE PARTIES HERETO WAIVE EACH OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY FOR ANY CAUSE OF ACTION ARISING UNDER OR RELATED TO THIS AGREEMENT TO THE EXTENT THAT SUCH A WAIVER IS PERMITTED BY LAW.

(k) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Asset Purchase Agreement as of the date first above written.

SELLER: PACIFIC CAPITAL BANK, N.A.

By: Its:

BUYER: LEAF FINANCIAL CORPORATION

By: Its:

LEAF FUNDING, INC.

By: Its:

LEAF COMMERCIAL FINANCE CO., LLC

By: Its: